Exhibit 10.12

Amendment to the
Cullen/Frost Bankers, Inc.
2015 Omnibus Incentive Plan

WHEREAS, Cullen/Frost Bankers, Inc. (“Company”) maintains the 2015 Omnibus Incentive Plan, initially effective as of April 30, 2015, as amended from time to time (“Plan”);
WHEREAS, pursuant and subject to Article 21 of the Plan, the Board of Directors (the “Board”) of the Company is authorized to amend the Plan.
NOW THEREFORE, in accordance with the provisions of Article 21, the Plan is hereby amended, effective as of the date this amendment is approved by the Board, in the following respect:

1.	Section 22.2 of the Plan is amended in its entirety to read as follows:

22.2    Tax Withholding.

(a) Maximum Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, up to the maximum statutory amount to satisfy applicable federal, state and local tax withholding requirements, domestic or foreign, with respect to any taxable event arising as a result of this Plan.

(b) Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units, or upon the achievement of performance goals related to Performance Share Units, or any other taxable event arising as a result of an Award granted hereunder (collectively referred to as “Share Payment”), the Company, in its discretion, may withhold from a Share Payment the number of Shares having a Fair Market Value on the date the withholding is to be determined equal to up to the maximum statutory withholding requirement.

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IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officers as of the effective dates provided herein.
Cullen/Frost Bankers, Inc.

By:     /s/ Stanley E. McCormick, Jr.
Executive Vice President
Corporate Counsel and Secretary

January 26, 2017